Form 10-K, Exhibit 13
period 2004-12-31
LIBBEY INC
filed 2005-03-16
CIK 902274

                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 13.1

TEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA

Dollars in thousands, except per-share and
  share amounts                                           2004 (a)    2003    2002(b)(f)   2001       2000      1999(e)
                                                         ---------  --------  ---------  ---------  ---------  --------
OPERATING RESULTS:
Net sales                                                $ 544,767  $513,632  $ 433,761  $ 419,594  $ 441,828  $460,592
Gross profit (e)                                         $ 100,462  $108,206  $ 107,928  $ 114,424  $ 138,099  $138,959
   Gross profit margin                                        18.4%     21.1%      24.9%      27.3%      31.3%     30.2%

Selling, general and administrative expenses             $  68,574  $ 68,479  $  56,631  $  55,716  $  61,185  $ 64,131
Income from operations (IFO) (e)                         $  23,895  $ 39,727  $  51,297  $  58,708  $  76,914  $ 73,837
   IFO margin                                                  4.4%      7.7%      11.8%      14.0%      17.4%     16.0%

Equity (loss) earnings - pretax                          $  (1,435) $  4,429  $   6,379  $   6,384  $  12,016  $  8,857
Other income (expense) (f)                               $   2,369  $  3,484  $ (12,740) $   3,500  $   3,765  $  4,410
Earnings before interest and income taxes
  (EBIT) (e) (f)                                         $  24,829  $ 47,640  $  44,936  $  68,592  $  92,695  $ 87,104
   EBIT margin                                                 4.6%      9.3%      10.4%      16.3%      21.0%     18.9%

Interest expense                                         $  13,049  $ 13,436  $   8,263  $   9,360  $  12,216  $ 12,501
Income before income taxes (e) (f)                       $  11,780  $ 34,204  $  36,673  $  59,232  $  80,479  $ 74,603
Provision for income taxes                               $   3,528  $  5,131  $   8,618  $  19,840  $  33,613  $ 31,175
   Effective tax rate                                         30.0%     15.0%      23.5%      33.5%      41.8%     41.8%
                                                         ---------  --------  ---------  ---------  ---------  --------
Net income (b) (e) (f)                                   $   8,252  $ 29,073  $  28,055  $  39,392  $  46,866  $ 43,428
                                                         =========  ========  =========  =========  =========  ========
   Net income margin                                           1.5%      5.7%       6.5%       9.4%      10.6%      9.4%

PER-SHARE AMOUNTS:
Diluted net income (b) (e) (f)                           $    0.60  $   2.11  $    1.82  $    2.53  $    3.01  $   2.64
Dividends paid                                           $    0.40  $   0.40  $    0.30  $    0.30  $    0.30  $   0.30

OTHER INFORMATION:
EBIT (c)                                                 $  24,829  $ 47,640  $  44,936  $  68,592  $  92,695  $ 87,104
Depreciation & amortization (b)                             29,505    28,109     19,143     18,843     18,352    18,753
                                                         ---------  --------  ---------  ---------  ---------  --------
EBITDA (c)                                               $  54,334  $ 75,749  $  64,079  $  87,435  $ 111,047  $105,857
                                                         =========  ========  =========  =========  =========  ========
   EBITDA margin                                              10.0%     14.7%      14.8%      20.8%      25.1%     23.0%

Employees (annual average)                                   3,808     3,838      3,510      3,218      3,270     3,552

BALANCE SHEET DATA:
Total assets                                             $ 578,204  $551,116  $ 524,527  $ 468,082  $ 446,707  $434,395
Total liabilities                                        $ 434,641  $411,259  $ 384,309  $ 302,717  $ 313,436  $342,552

Trade working capital (a)                                $ 151,007  $142,538  $ 127,945  $ 107,877  $ 126,384  $123,092
   % of net sales                                             27.7%     27.8%      29.5%      25.7%      28.6%     26.7%

Total debt                                               $ 225,372  $230,933  $ 191,178  $ 148,032  $ 161,404  $184,626

CASH FLOW DATA:
Net cash provided by operating activities                $  42,750  $ 29,210  $  55,001  $  52,930  $  37,423  $ 70,597
Capital expenditures                                        40,482    25,718     17,535     36,863     18,621    11,069
Acquisitions and related costs                                   -       513     62,046          -          -         -
Proceeds from asset sales and other                         16,623     1,410      3,523     (1,563)       (63)       94
Dividends received from equity investments                     980     4,900      4,659      4,918      2,940       517
                                                         ---------  --------  ---------  ---------  ---------  --------
Free cash flow (d)                                       $  19,871  $  9,289  $ (16,398) $  19,422  $  21,679  $ 60,139
                                                         =========  ========  =========  =========  =========  ========

Shares repurchased                                       $       -  $ 38,918  $  26,837  $   1,229  $   4,053  $ 42,828
Dividends paid                                           $   5,481  $  5,506  $   4,574  $   4,588  $   4,569  $  4,821

Dollars in thousands, except per-share and
  share amounts                                           1998(e)    1997      1996      1995
                                                         --------  --------  --------  ---------
OPERATING RESULTS:
Net sales                                                $436,522  $411,966  $397,656  $ 357,546
Gross profit (e)                                         $114,573  $116,957  $109,118  $  99,601
   Gross profit margin                                       26.2%     28.4%     27.4%      27.9%

Selling, general and administrative expenses             $ 54,191  $ 49,585  $ 44,620  $  38,953
Income from operations (IFO) (e)                         $ 40,336  $ 67,372  $ 64,498  $  60,648
   IFO margin                                                 9.2%     16.4%     16.2%      17.0%

Equity (loss) earnings - pretax                          $ 12,300  $  5,843  $      -  $       -
Other income (expense) (f)                               $  4,519  $  2,355  $  4,000  $   3,035
Earnings before interest and income taxes
  (EBIT) (e) (f)                                         $ 57,155  $ 75,570  $ 68,498  $  63,683
   EBIT margin                                               13.1%     18.3%     17.2%      17.8%

Interest expense                                         $ 12,674  $ 14,840  $ 14,962  $  13,974
Income before income taxes (e) (f)                       $ 44,481  $ 60,730  $ 53,536  $  49,709
Provision for income taxes                               $ 19,038  $ 24,604  $ 20,986  $  19,685
   Effective tax rate                                        42.8%     40.5%     39.2%      39.6%
                                                         --------  --------  --------  ---------
Net income (b) (e) (f)                                   $ 25,443  $ 36,126  $ 32,550  $  30,024
                                                         ========  ========  ========  =========
   Net income margin                                          5.8%      8.8%      8.2%       8.4%

PER-SHARE AMOUNTS:
Diluted net income (b) (e) (f)                           $   1.42  $   2.27  $   2.12  $    1.97
Dividends paid                                           $   0.30  $   0.30  $   0.30  $    0.30

OTHER INFORMATION:
EBIT (c)                                                 $ 57,155  $ 75,570  $ 68,498  $  63,683
Depreciation & amortization (b)                            19,506    19,896    21,485     18,158
                                                         --------  --------  --------  ---------
EBITDA (c)                                               $ 76,661  $ 95,466  $ 89,983  $  81,841
                                                         ========  ========  ========  =========
EBITDA margin                                                17.6%     23.2%     22.6%      22.9%

Employees (annual average)                                  3,969     4,136     4,110      3,870

BALANCE SHEET DATA:
Total assets                                             $439,671  $449,600  $315,733  $ 321,815
Total liabilities                                        $324,882  $349,611  $334,180  $ 368,931

Trade working capital(a)                                 $118,554  $123,783  $ 95,929  $  99,461
   % of net sales                                            27.2%     30.0%     24.1%      27.8%

Total debt                                               $191,232  $213,946  $209,233  $ 251,018

CASH FLOW DATA:
Net cash provided by operating activities                $ 54,325  $ 39,793  $ 64,639  $  31,565
Capital expenditures                                       19,579    19,585    19,812     22,709
Acquisitions and related costs                                  -         -         -     40,819
Proceeds from asset sales and other                         1,639       654       170          -
Dividends received from equity investments                 14,232         -         -          -
                                                         --------  --------  --------  ---------
Free cash flow (d)                                       $ 50,617  $ 20,862  $ 44,997  $ (31,963)
                                                         ========  ========  ========  =========

Shares repurchased                                       $ 27,258  $      -  $      -  $       -
Dividends paid                                           $  5,253  $  4,550  $  4,511  $   4,501

(a)   Defined as inventory plus accounts receivable less accounts payable.

(b) Effective January 1, 2002, we adopted SFAS 142, "Goodwill and Other Intangible Assets." The detail of the impact of the adoption are disclosed in note 7 to the Consolidated Financial Statements.

(c) We believe that EBIT and EBITDA (earnings before interest, taxes, depreciation and amortization), non-GAAP financial measures, are useful metrics for evaluating our financial performance as they are measures in which we internally assess performance.

(d) We believe that Free Cash Flow (net cash provided by operating activities, less capital expenditures and acquisition & related costs, plus proceeds from asset sales and other and dividends received from equity investments) is a useful metric for evaluating our financial performance as it is the measure in which we internally assess performance.

(e) In 2004, we incurred $14,519 of pretax charges related to the realignment of our glassware production capacity. Of this amount, $6,526 is included in gross profit with the remaining $7,993 included in income from operations (see note 10 to the Consolidated Financial Statements). We incurred a pretax charge of $991 in 1999 and $20,046 in 1998 for the closure of our Canadian facility. These amounts are included in income from operations.

(f) 2002 includes $13,634 of expenses related to abandoned acquisition (see note 4 to the Consolidated Financial Statements).