Form 10-K, Exhibit 13
period 2005-12-31
LIBBEY INC
filed 2006-03-16
CIK 902274

                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 13.1



TEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA


Dollars in thousands,
except per-share and share amounts                    2005(e)       2004(e)         2003      2002(b)(f)      2001
----------------------------------                   ---------     ---------     ---------    ----------    ---------

OPERATING RESULTS:
Net sales                                            $ 568,133     $ 544,767     $ 513,632    $ 433,761     $ 419,594
Gross profit(e)                                      $  86,542     $ 100,462     $ 108,206    $ 107,928     $ 114,424
   Gross profit margin                                    15.2%         18.4%         21.1%        24.9%         27.3%

Selling, general and administrative expenses         $  71,535     $  68,574     $  68,479    $  56,631     $  55,716
Impairment of goodwill and other intangible assets   $   9,179
Income (loss) from operations (IFO)(e)               $  (8,917)    $  23,895     $  39,727    $  51,297     $  58,708
   IFO margin                                            -1.6%           4.4%          7.7%        11.8%         14.0%

Equity (loss) earnings - pretax                      $  (4,100)    $  (1,435)    $   4,429    $   6,379     $   6,384
Other income (expense)(f)                            $   2,567     $   2,369     $   3,484    $ (12,740)    $   3,500
Earnings (loss) before interest and income
   taxes (EBIT)(e)(f)                                $ (10,450)    $  24,829     $  47,640    $  44,936     $  68,592
   EBIT margin                                           -1.8%           4.6%          9.3%        10.4%         16.3%

Interest expense                                     $  15,255     $  13,049     $  13,436    $   8,263     $   9,360
(Loss) income before income taxes(e)(f)              $ (25,705)    $  11,780     $  34,204    $  36,673     $  59,232
Provision for income taxes                           $  (6,384)    $   3,528     $   5,131    $   8,618     $  19,840
   Effective tax rate                                     24.8%         30.0%         15.0%        23.5%         33.5%
                                                     ---------     ---------     ---------    ---------     ---------
Net (loss) income(b)(e)(f)                           $ (19,355)    $   8,252     $  29,073    $  28,055     $  39,392
                                                     =========     =========     =========    =========     =========
   Net income margin                                      -3.4%          1.5%          5.7%         6.5%          9.4%

PER-SHARE AMOUNTS:
Diluted net (loss) income(b)(e)(f)                   $   (1.39)    $    0.60     $    2.11    $    1.82     $    2.53
Dividends paid                                       $    0.40     $    0.40     $    0.40    $    0.30     $    0.30

OTHER INFORMATION:
EBIT                                                 $ (10,450)    $  24,829     $  47,640    $  44,936     $  68,592
Depreciation & amortization(b)                       $  32,481     $  29,505     $  28,109    $  19,143     $  18,843
                                                     ---------     ---------     ---------    ---------     ---------
EBITDA(c)(e)(f)                                      $  22,031     $  54,334     $  75,749    $  64,079     $  87,435
                                                     =========     =========     =========    =========     =========
   EBITDA margin                                           3.9%         10.0%         14.7%        14.8%         20.8%

Employees (annual average)                               3,665         3,808         3,838        3,510         3,218

BALANCE SHEET DATA:
Total assets                                         $ 595,784     $ 578,204     $ 551,116    $ 524,527     $ 468,082
Total liabilities                                    $ 476,179     $ 434,641     $ 411,259    $ 384,309     $ 302,717

Working capital(a)                                   $ 154,594     $ 151,007     $ 142,538    $ 127,945     $ 107,877
   % of net sales                                         27.2%         27.7%         27.8%        29.5%         25.7%

Total debt                                           $ 261,679     $ 225,372     $ 230,933    $ 191,178     $ 148,032

CASH FLOW DATA:
Net cash provided by operating activities            $  38,113     $  42,750     $  29,210    $  55,001     $  52,930
Capital expenditures                                    44,270        40,482        25,718       17,535        36,863
Acquisitions and related costs                          28,948             -             -       62,046             -
Proceeds from asset sales and other                        212        16,623           897        3,523        (1,563)
Dividends received from equity investments                   -           980         4,900        4,659         4,918
                                                     ---------     ---------     ---------    ---------     ---------
Free cash flow(d)                                    $ (34,893)    $  19,871     $   9,289    $ (16,398)    $  19,422
                                                     =========     =========     =========    =========     =========

Shares repurchased                                         $ -           $ -     $  38,918    $  26,837     $   1,229
Dividends paid                                       $   5,536     $   5,481     $   5,506    $   4,574     $   4,588




Dollars in thousands,
except per-share and share amounts                      2000        1999(e)       1998(e)        1997         1996
----------------------------------                   ---------     ---------     ---------    ----------    ---------

OPERATING RESULTS:
Net sales                                             $ 441,828     $ 460,592    $ 436,522    $ 411,966    $ 397,656
Gross profit(e)                                       $ 138,099     $ 138,959    $ 114,573    $ 116,957    $ 109,118
   Gross profit margin                                     31.3%         30.2%        26.2%        28.4%        27.4%

Selling, general and administrative expenses          $  61,185     $  64,131    $  54,191    $  49,585    $  44,620
Impairment of goodwill and other intangible assets
Income (loss) from operations (IFO)(e)                $  76,914     $  73,837    $  40,336    $  67,372    $  64,498
   IFO margin                                              17.4%         16.0%         9.2%        16.4%        16.2%

Equity (loss) earnings - pretax                       $  12,016     $   8,857    $  12,300    $   5,843          $ -
Other income (expense)(f)                             $   3,765     $   4,410    $   4,519    $   2,355    $   4,000
Earnings (loss) before interest and income
   taxes (EBIT)(e)(f)                                 $  92,695     $  87,104    $  57,155    $  75,570    $  68,498
   EBIT margin                                             21.0%         18.9%        13.1%        18.3%        17.2%

Interest expense                                      $  12,216     $  12,501    $  12,674    $  14,840    $  14,962
(Loss) income before income taxes(e)(f)               $  80,479     $  74,603    $  44,481    $  60,730    $  53,536
Provision for income taxes                            $  33,613     $  31,175    $  19,038    $  24,604    $  20,986
   Effective tax rate                                      41.8%         41.8%        42.8%        40.5%        39.2%
                                                      ---------     ---------    ---------    ---------    ---------
Net (loss) income(b)(e)(f)                            $  46,866     $  43,428    $  25,443    $  36,126    $  32,550
                                                      =========     =========    =========    =========    =========
   Net income margin                                       10.6%          9.4%         5.8%         8.8%         8.2%

PER-SHARE AMOUNTS:
Diluted net (loss) income(b)(e)(f)                    $    3.01     $    2.64    $    1.42    $    2.27    $    2.12
Dividends paid                                        $    0.30     $    0.30    $    0.30    $    0.30    $    0.30

OTHER INFORMATION:
EBIT                                                  $  92,695     $  87,104    $  57,155    $  75,570    $  68,498
Depreciation & amortization(b)                        $  18,352     $  18,753    $  19,506    $  19,896    $  21,485
                                                      ---------     ---------    ---------    ---------    ---------
EBITDA(c)                                             $ 111,047     $ 105,857    $  76,661    $  95,466    $  89,983
                                                      =========     =========    =========    =========    =========
   EBITDA margin                                           25.1%         23.0%        17.6%        23.2%        22.6%

Employees (annual average)                                3,270         3,552        3,969        4,136        4,110

BALANCE SHEET DATA:
Total assets                                          $ 446,707     $ 434,395    $ 439,671    $ 449,600    $ 315,733
Total liabilities                                     $ 313,436     $ 342,552    $ 324,882    $ 349,611    $ 334,180

Trade working capital(a)                              $ 126,384     $ 123,092    $ 118,554    $ 123,783    $  95,929
   % of net sales                                          28.6%         26.7%        27.2%        30.0%        24.1%

Total debt                                            $ 161,404     $ 184,626    $ 191,232    $ 213,946    $ 209,233

CASH FLOW DATA:
Net cash provided by operating activities             $  37,423     $  70,597    $  54,325    $  39,793    $  64,639
Capital expenditures                                     18,621        11,069       19,579       19,585       19,812
Acquisitions and related costs                                -             -            -            -            -
Proceeds from asset sales and other                         (63)           94        1,639          654          170
Dividends received from equity investments                2,940           517       14,232            -            -
                                                      ---------     ---------    ---------    ---------    ---------
Free cash flow(d)                                     $  21,679     $  60,139    $  50,617    $  20,862    $  44,997
                                                      =========     =========    =========    =========    =========

Shares repurchased                                    $   4,053     $  42,828    $  27,258          $ -          $ -
Dividends paid                                        $   4,569     $   4,821    $   5,253    $   4,550    $   4,511


(a)  Defined as inventory plus accounts receivable less accounts payable.

(b) Effective January 1, 2002, we adopted SFAS 142, "Goodwill and Other Intangible Assets."

(c) We believe that EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP financial measure, is a useful metric for evaluating our financial performance as it is a measure in which we internally assess performance.

(d) We believe that Free Cash Flow (net cash provided by operating activities, less capital expenditures and acquisition & related costs, plus proceeds from asset sales and other and dividends received from equity investments) is a useful metric for evaluating our financial performance as it is the measure in which we internally assess performance.

(e) Includes special charges of $27,236 and $14,579 in 2005 and 2004 respectively and is disclosed in note 10 to the Consolidated Financial Statements. We incurred $991 in 1999 and $20,046 in 1998 for the closure of our Canadian facility.

(f)  2002, includes $13,634 of expenses related to an abandoned acquisition.