Form 10-K, Exhibit 13
period 2006-12-31
LIBBEY INC
filed 2007-03-16
CIK 902274

Exhibit 13.1
Selected Financial Information included in Registrant’s 2006 Annual Report to Shareholders

Dollars in thousands, except per-share amounts

Year end December, 31,	2006 (e)(h)	2005 (e)	2004 (e)	2003	2002 (b) (f)	2001	2000	1999 (e)	1998 (e)	1997

Operating Results:
Net sales	$689,480	$568,133	$544,767	$513,632	$433,761	$419,594	$441,828	$460,592	$436,522	$411,966
Gross profit (e)	$123,164	$86,542	$100,462	$108,206	$107,928	$114,424	$138,099	$138,959	$114,573	$116,957
Gross profit margin	17.9%	15.2%	18.4%	21.1%	24.9%	27.3%	31.3%	30.2%	26.2%	28.4%
Selling, general and administrative expenses	$87,566	$71,535	$68,574	$68,479	$56,631	$55,716	$61,185	$64,131	$54,191	$49,585
Impairment of goodwill and other intangible assets	$—	$9,179	$—	$—	$—	$—	$—	$—	$—	$—
Income (loss) from operations (IFO) (e)	$19,264	$(8,917)	$23,895	$39,727	$51,297	$58,708	$76,914	$73,837	$40,336	$67,372
IFO margin	2.8%	-1.6%	4.4%	7.7%	11.8%	14.0%	17.4%	16.0%	9.2%	16.4%
Equity earnings (loss) — pretax	$1,986	$(4,100)	$(1,435)	$4,429	$6,379	$6,384	$12,016	$8,857	$12,300	$5,843
Other (expense) income (f)	$(3,236)	$2,567	$2,369	$3,484	$(12,740)	$3,500	$3,765	$4,410	$4,519	$2,355
Earnings (loss) before interest and income taxes after minority interest (EBIT) (e) (f)	$17,948	$(10,484)	$24,829	$47,640	$44,936	$68,592	$92,695	$87,104	$57,155	$75,570
EBIT margin	2.6%	-1.8%	4.6%	9.3%	10.4%	16.3%	21.0%	18.9%	13.1%	18.3%
Interest expense(h)	$46,594	$15,255	$13,049	$13,436	$8,263	$9,360	$12,216	$12,501	$12,674	$14,840
(Loss) income before income taxes (e) (f)(h)	$(28,580)	$(25,705)	$11,780	$34,204	$36,673	$59,232	$80,479	$74,603	$44,481	$60,730
(Benefit) provision for income taxes	$(7,747)	$(6,384)	$3,528	$5,131	$8,618	$19,840	$33,613	$31,175	$19,038	$24,604
Effective tax rate	27.1%	24.8%	30.0%	15.0%	23.5%	33.5%	41.8%	41.8%	42.8%	40.5%

Net (loss) income (b) (e) (f) (h)	$(20,899)	$(19,355)	$8,252	$29,073	$28,055	$39,392	$46,866	$43,428	$25,443	$36,126

Net income margin	-3.0%	-3.4%	1.5%	5.7%	6.5%	9.4%	10.6%	9.4%	5.8%	8.8%
Per-Share Amounts:
Diluted net (loss) income (b) (e) (f) (h)	$(1.47)	$(1.39)	$0.60	$2.11	$1.82	$2.53	$3.01	$2.64	$1.42	$2.27
Dividends paid	$0.10	$0.40	$0.40	$0.40	$0.30	$0.30	$0.30	$0.30	$0.30	$0.30
Other Information:
EBIT	$17,948	$(10,484)	$24,829	$47,640	$44,936	$68,592	$92,695	$87,104	$57,155	$75,570
Depreciation & amortization (b)	$35,556	$32,217	$29,505	$28,109	$19,143	$18,843	$18,352	$18,753	$19,506	$19,896

EBITDA (c) (e) (f)	$53,504	$21,733	$54,334	$75,749	$64,079	$87,435	$111,047	$105,857	$76,661	$95,466
EBITDA margin	7.8%	3.8%	10.0%	14.7%	14.8%	20.8%	25.1%	23.0%	17.6%	23.2%

Employees	7,156	3,563	3,808	3,838	3,510	3,218	3,270	3,552	3,969	4,136
Balance Sheet Data:
Total assets	$878,131	$595,784	$578,204	$551,116	$524,527	$468,082	$446,707	$434,395	$439,671	$449,600
Total liabilities	$790,281	$476,179	$434,641	$411,259	$384,309	$302,717	$313,436	$342,552	$324,882	$349,611
Working capital (a)	$190,833	$154,594	$151,007	$142,538	$127,945	$107,877	$126,384	$123,092	$118,554	$123,783
% of net sales(g)	25.0%	27.2%	27.7%	27.8%	29.5%	25.7%	28.6%	26.7%	27.2%	30.0%
Total debt	$491,232	$261,679	$225,372	$230,933	$191,178	$148,032	$161,404	$184,626	$191,232	$213,946
Cash Flow Data:
Net cash provided by operating activities	$54,858	$38,113	$42,750	$29,210	$55,001	$52,930	$37,423	$70,597	$54,325	$39,793
Capital expenditures	$73,598	$44,270	$40,482	$25,718	$17,535	$36,863	$18,621	$11,069	$19,579	$19,585
Acquisitions and related costs	$78,434	$28,948	$—	$—	$62,046	$—	$—	$—	$—	$—
Proceeds from asset sales and other	$—	$212	$16,623	$897	$3,523	$(1,563)	$(63)	$94	$1,639	$654
Dividends received from equity investments	$—	$—	$980	$4,900	$4,659	$4,918	$2,940	$517	$14,232	$—

Free cash flow (d)	$(97,174)	$(34,893)	$19,871	$9,289	$(16,398)	$19,422	$21,679	$60,139	$50,617	$20,862

Shares repurchased	$—	$—	$—	$38,918	$26,837	$1,229	$4,053	$42,828	$27,258	$—
Dividends paid	$1,417	$5,536	$5,481	$5,506	$4,574	$4,588	$4,569	$4,821	$5,253	$4,550

(a)	Defined as inventory plus accounts receivable less accounts payable.

(b)	Effective January 1, 2002, we adopted SFAS 142, “Goodwill and Other Intangible Assets.”

(c)	We believe that EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP financial measure, is a useful metric for evaluating our financial performance, as it is a measure that we use internally to assess performance.

(d)	We believe that Free Cash Flow (net cash provided by operating activities, less capital expenditures and acquisition & related costs, plus proceeds from asset sales and other, dividends received from equity investments), a non-GAAP financial measure, is a useful metric for evaluating our financial performance as it is a measure that we use internally to assess performance.

(e)	Includes special charges of $18,492, $27,236 and $14,519 in 2006, 2005 and 2004, respectively and is disclosed in note 10 to the Consolidated Financial Statements. We incurred $991 in 1999 and $20,046 in 1998 for the closure of our Canadian facility.

(f)	2002, includes $13,634 of expenses related to an abandoned acquisition.

(g)	The 2006 calculations include Crisa pro forma net sales for 2006.

(h)	Includes special charge of $4,906 and is disclosed in note 10 to the Consolidated Financial Statements.

C-1