Form 10-K, Exhibit 13
period 2007-12-31
LIBBEY INC
filed 2008-03-17
CIK 902274

EXHIBIT 13.1
Selected Financial Information included in Registrant’s 2007 Annual Report to Shareholders
Dollars in thousands, except per-share amounts

Year end December, 31	2007	2006 (e) (h)	2005 (e)	2004 (e)	2003	2002 (b) (f)	2001	2000	1999 (e)	1998 (e)

Operating Results:

Net sales	$814,160	$689,480	$568,133	$544,767	$513,632	$433,761	$419,594	$441,828	$460,592	$436,522
Gross profit(e)	$157,669	$123,164	$86,542	$100,462	$108,206	$107,928	$114,424	$138,099	$138,959	$114,573

Gross profit margin	19.4%	17.9%	15.2%	18.4%	21.1%	24.9%	27.3%	31.3%	30.2%	26.2%
Selling, general and administrative expenses	$91,568	$87,566	$71,535	$68,574	$68,479	$56,631	$55,716	$61,185	$64,131	$54,191
Impairment of goodwill and other intangible assets	$—	$—	$9,179	$—	$—	$—	$—	$—	$—	$—
Income (loss) from operations (IFO) (e)	$66,101	$19,264	$(8,917)	$23,895	$39,727	$51,297	$58,708	$76,914	$73,837	$40,336

IFO margin	8.1%	2.8%	-1.6%	4.4%	7.7%	11.8%	14.0%	17.4%	16.0%	9.2%

Equity earnings (loss) — pretax	$—	$1,986	$(4,100)	$(1,435)	$4,429	$6,379	$6,384	$12,016	$8,857	$12,300

Other income (expense)(f)	$8,778	$(3,236)	$2,567	$2,369	$3,484	$(12,740)	$3,500	$3,765	$4,410	$4,519
Earnings (loss) before interest and income taxes after minority interest (EBIT) (e) (f)	$74,879	$17,948	$(10,484)	$24,829	$47,640	$44,936	$68,592	$92,695	$87,104	$57,155

EBIT margin	9.2%	2.6%	-1.8%	4.6%	9.3%	10.4%	16.3%	21.0%	18.9%	13.1%

Interest expense (h)	$65,888	$46,594	$15,255	$13,049	$13,436	$8,263	$9,360	$12,216	$12,501	$12,674
Income (loss) before income taxes (e) (f) (h)	$8,991	$(28,580)	$(25,705)	$11,780	$34,204	$36,673	$59,232	$80,479	$74,603	$44,481
Provision (benefit) for income taxes	$11,298	$(7,747)	$(6,384)	$3,528	$5,131	$8,618	$19,840	$33,613	$31,175	$19,038

Effective tax rate	125.7%	27.1%	24.8%	30.0%	15.0%	23.5%	33.5%	41.8%	41.8%	42.8%

Net (loss) income (b) (e) (f) (h)	$(2,307)	$(20,899)	$(19,355)	$8,252	$29,073	$28,055	$39,392	$46,866	$43,428	$25,443

Net income margin	-0.3%	-3.0%	-3.4%	1.5%	5.7%	6.5%	9.4%	10.6%	9.4%	5.8%

Per-Share Amounts:

Diluted net (loss) income (b) (e) (f) (h)	$(0.16)	$(1.47)	$(1.39)	$0.60	$2.11	$1.82	$2.53	$3.01	$2.64	$1.42
Dividends paid	$0.10	$0.10	$0.40	$0.40	$0.40	$0.30	$0.30	$0.30	$0.30	$0.30

Other Information:

EBIT	$74,879	$17,948	$(10,484)	$24,829	$47,640	$44,936	$68,592	$92,695	$87,104	$57,155
Depreciation & amortization (b)	$41,572	$35,556	$32,217	$29,505	$28,109	$19,143	$18,843	$18,352	$18,753	$19,506

EBITDA (c) (e) (f)	$116,451	$53,504	$21,733	$54,334	$75,749	$64,079	$87,435	$111,047	$105,857	$76,661

EBITDA margin	14.3%	7.8%	3.8%	10.0%	14.7%	14.8%	20.8%	25.1%	23.0%	17.6%
Employees	7,442	7,156	3,563	3,808	3,838	3,837	3,218	3,270	3,552	3,969

Balance Sheet Data:

Total assets	$899,112	$878,131	$595,784	$578,204	$551,116	$524,527	$468,082	$446,707	$434,395	$439,671
Total liabilities	$805,997	$790,281	$476,179	$434,641	$411,259	$384,309	$302,717	$313,436	$342,552	$324,882
Working capital (a)	$200,888	$188,413	$154,049	$151,007	$142,538	$127,945	$107,877	$126,384	$123,092	$118,554

% of net sales(g)	24.7%	24.7%	27.1%	27.7%	27.8%	29.5%	25.7%	28.6%	26.7%	27.2%

Year end December, 31	2007	2006 (e) (h)	2005 (e)	2004 (e)	2003	2002 (b) (f)	2001	2000	1999 (e)	1998 (e)

Total debt	$496,634	$491,232	$261,679	$225,372	$230,933	$191,178	$148,032	$161,404	$184,626	$191,232

Cash Flow Data:

Net cash provided by operating activities	$51,457	$54,858	$38,113	$42,750	$29,210	$55,001	$52,930	$37,423	$70,597	$54,325
Capital expenditures	$43,121	$73,598	$44,270	$40,482	$25,718	$17,535	$36,863	$18,621	$11,069	$19,579
Acquisitions and related costs	$—	$78,434	$28,948	$—	$—	$62,046	$—	$—	$—	$—
Proceeds from asset sales and other	$8,213	$—	$212	$16,623	$897	$3,523	$(1,563)	$(63)	$94	$1,639
Dividends received from equity investments	$—	$—	$—	$980	$4,900	$4,659	$4,918	$2,940	$517	$14,232
Free cash flow (d)	$16,549	$(97,174)	$(34,893)	$19,871	$9,289	$(16,398)	$19,422	$21,679	$60,139	$50,617
Shares repurchased	$—	$—	$—	$—	$38,918	$26,837	$1,229	$4,053	$42,828	$27,258
Dividends paid	$1,446	$1,417	$5,536	$5,481	$5,506	$4,574	$4,588	$4,569	$4,821	$5,253

(a)	Defined as inventory plus accounts receivable less accounts payable.

(b)	Effective January 1, 2002, we adopted SFAS 142, “Goodwill and Other Intangible Assets.”

(c)	We believe that EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP financial measure, is a useful metric for evaluating our financial performance, as it is a measure that we use internally to assess performance.

(d)	We believe that Free Cash Flow (net, and cash provided by operating activities, less capital expenditures and acquisition & related costs, plus proceeds from asset sales and other dividends received from equity investments), is a useful metric for evaluating our financial performance, as it is the measure that we use internally to assess performance.

(e)	Includes special charges of $18,492 and $27,236 in 2006 and 2005, respectively and is disclosed in note 10 to the Consolidated Financial Statements. We incurred $14,519 in 2004 for our capacity realignment and closure of our City of Industry, California facility. We incurred $991 in 1999 and $20,046 in 1998 for the closure of our Canadian facility.

(f)	2002, includes $13,634 of expenses related to an abandoned acquisition.

(g)	The 2006 calculations include Crisa pro forma net sales for 2006.

(h)	Includes special charge of $4,906 and is disclosed in note 10 to the Consolidated Financial Statements.