Form 10-K, Exhibit 13
period 2008-12-31
LIBBEY INC
filed 2009-03-16
CIK 902274

EXHIBIT 13.1
Selected Financial Information included in Registrant’s 2008 Annual Report to Shareholders
Dollars in thousands, except per-share amounts

Year end December, 31	2008(e)	2007	2006 (e) (h)	2005 (e)	2004 (e)	2003	2002 (b) (f)	2001	2000	1999 (e)

Operating Results:
Net sales	$810,207	$814,160	$689,480	$568,133	$544,767	$513,632	$433,761	$419,594	$441,828	$460,592
Gross profit (e)	$109,337	$157,669	$123,164	$86,542	$100,462	$108,206	$107,928	$114,424	$138,099	$138,959

Gross profit margin	13.5%	19.4%	17.9%	15.2%	18.4%	21.1%	24.9%	27.3%	31.3%	30.2%
Selling, general and administrative expenses	$88,451	$91,568	$87,566	$71,535	$68,574	$68,479	$56,631	$55,716	$61,185	$64,131
Impairment of goodwill and other intangible assets (e)	$11,890	$—	$—	$9,179	$—	$—	$—	$—	$—	$—
Income (loss) from operations (IFO) (e)	$(5,548)	$66,101	$19,264	$(8,917)	$23,895	$39,727	$51,297	$58,708	$76,914	$73,837

IFO margin	(0.7)%	8.1%	2.8%	(1.6)%	4.4%	7.7%	11.8%	14.0%	17.4%	16.0%
Equity earnings (loss) — pretax	$—	$—	$1,986	$(4,100)	$(1,435)	$4,429	$6,379	$6,384	$12,016	$8,857
Other income (expense) (e) (f)	$1,119	$8,778	$(3,236)	$2,567	$2,369	$3,484	$(12,740)	$3,500	$3,765	$4,410
Earnings (loss) before interest and income taxes after minority interest (EBIT) (e) (f)	$(4,429)	$74,879	$17,948	$(10,484)	$24,829	$47,640	$44,936	$68,592	$92,695	$87,104

EBIT margin	(0.5)%	9.2%	2.6%	(1.8)%	4.6%	9.3%	10.4%	16.3%	21.0%	18.9%
Interest expense (h)	$69,720	$65,888	$46,594	$15,255	$13,049	$13,436	$8,263	$9,360	$12,216	$12,501
Income (loss) before income taxes (e) (f) (h)	$(74,149)	$8,991	$(28,580)	$(25,705)	$11,780	$34,204	$36,673	$59,232	$80,479	$74,603
Provision (benefit) for income taxes	$6,314	$11,298	$(7,747)	$(6,384)	$3,528	$5,131	$8,618	$19,840	$33,613	$31,175
Effective tax rate	(8.5)%	125.7%	27.1%	24.8%	30.0%	15.0%	23.5%	33.5%	41.8%	41.8%
Net (loss) income (b) (e) (f) (h)	$(80,463)	$(2,307)	$(20,899)	$(19,355)	$8,252	$29,073	$28,055	$39,392	$46,866	$43,428
Net income margin	(9.9)%	(0.3)%	(3.0)%	(3.4)%	1.5%	5.7%	6.5%	9.4%	10.6%	9.4%
Per-Share Amounts:
Diluted net (loss) income (b) (e) (f) (h)	$(5.48)	$(0.16)	$(1.47)	$(1.39)	$0.60	$2.11	$1.82	$2.53	$3.01	$2.64
Dividends paid	$0.10	$0.10	$0.10	$0.40	$0.40	$0.40	$0.30	$0.30	$0.30	$0.30
Other Information:
EBIT	$(4,429)	$74,879	$17,948	$(10,484)	$24,829	$47,640	$44,936	$68,592	$92,695	$87,104
Depreciation & amortization (b)	$44,430	$41,572	$35,556	$32,217	$29,505	$28,109	$19,143	$18,843	$18,352	$18,753

EBITDA (c) (e) (f)	$40,001	$116,451	$53,504	$21,733	$54,334	$75,749	$64,079	$87,435	$111,047	$105,857

EBITDA margin	4.9%	14.3%	7.8%	3.8%	10.0%	14.7%	14.8%	20.8%	25.1%	23.0%
Employees	7,306	7,442	7,156	3,563	3,808	3,838	3,837	3,218	3,270	3,552
Balance Sheet Data:
Total assets	$821,554	$899,471	$878,131	$595,784	$578,204	$551,116	$524,527	$468,082	$446,707	$434,395
Total liabilities	$879,443	$806,356	$790,281	$476,179	$434,641	$411,259	$384,309	$302,717	$313,436	$342,552
Working capital (a)	$206,886	$213,819	$200,060	$162,426	$160,265	$150,999	$133,301	$114,421	$135,837	$129,632
% of net sales(g)	25.5%	26.3%	26.2%	28.6%	29.4%	29.4%	30.7%	27.3%	30.7%	28.1%
Total borrowings — net	$550,257	$496,634	$491,232	$261,679	$225,372	$230,933	$191,178	$148,032	$161,404	$184,626
Cash Flow Data:
Net cash (used in) provided by operating activities	$(1,040)	$51,457	$54,858	$38,113	$42,750	$29,210	$55,001	$52,930	$37,423	$70,597
Capital expenditures	$45,717	$43,121	$73,598	$44,270	$40,482	$25,718	$17,535	$36,863	$18,621	$11,069

114

Year end December, 31	2008(e)	2007	2006 (e) (h)	2005 (e)	2004 (e)	2003	2002 (b) (f)	2001	2000	1999 (e)

Acquisitions and related costs	$—	$—	$78,434	$28,948	$—	$—	$62,046	$—	$—	$—
Proceeds from asset sales and other	$117	$8,213	$—	$212	$16,623	$897	$3,523	$(1,563)	$(63)	$94
Dividends received from equity investments	$—	$—	$—	$—	$980	$4,900	$4,659	$4,918	$2,940	$517

Free cash flow (d)	$(46,640)	$16,549	$(97,174)	$(34,893)	$19,871	$9,289	$(16,398)	$19,422	$21,679	$60,139

Shares repurchased	$—	$—	$—	$—	$—	$38,918	$26,837	$1,229	$4,053	$42,828
Dividends paid	$1,466	$1,446	$1,417	$5,536	$5,481	$5,506	$4,574	$4,588	$4,569	$4,821

(a)	Defined as net accounts receivable plus net inventory less accounts payable.

(b)	Effective January 1, 2002, we adopted SFAS 142, “Goodwill and Other Intangible Assets.”

(c)	We believe that EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP financial measure, is a useful metric for evaluating our financial performance, as it is a measure that we use internally to assess performance.

(d)	We believe that Free Cash Flow (net cash (used in) provided by operating activities, less capital expenditures and acquisition & related costs, plus proceeds from asset sales and other, and dividends received from equity investments), is a useful metric for evaluating our financial performance, as it is the measure that we use internally to assess performance.

(e)	Includes special charges of $45,498 and $18,492 in 2008 and 2006, respectively and is disclosed in note 9 to the Consolidated Financial Statements. We incurred $27,236 in 2005 for our capacity realignment and closure of our City of Industry, California facility, the North American salaried workforce reduction program and the Syracuse China asset impairment. We incurred $14,519 in 2004 for our capacity realignment and closure of our City of Industry, California facility. We incurred $991 in 1999 for the closure of our Canadian facility.

(f)	2002, includes $13,634 of expenses related to an abandoned acquisition.

(g)	The 2006 calculations include Crisa pro forma net sales for 2006.

(h)	Interest expense includes a special charge of $4,906 in 2006 as disclosed in note 9 to the Consolidated Financial Statements.

115