Form 10-K, Exhibit 13
period 2009-12-31
LIBBEY INC
filed 2010-03-15
CIK 902274

EXHIBIT 13.1
Selected Financial Information included in Registrant’s 2009 Annual Report to Shareholders
Dollars in thousands, except per-share amounts

Year end December, 31	2009(b) (e) (h)	2008(b) (e)	2007	2006 (e) (h)	2005 (e)	2004 (e)	2003	2002 (b) (f)	2001	2000

Operating Results:
Net sales	$748,635	$810,207	$814,160	$689,480	$568,133	$544,767	$513,632	$433,761	$419,594	$441,828
Gross profit (e)	$133,145	$109,337	$157,669	$123,164	$86,542	$100,462	$108,206	$107,928	$114,424	$138,099

Gross profit margin	17.8%	13.5%	19.4%	17.9%	15.2%	18.4%	21.1%	24.9%	27.3%	31.3%
Selling, general and administrative expenses	$94,900	$88,451	$91,568	$87,566	$71,535	$68,574	$68,479	$56,631	$55,716	$61,185
Impairment of goodwill and other intangible assets (e)	$—	$11,890	$—	$—	$9,179	$—	$—	$—	$—	$—
Income (loss) from operations (IFO) (e)	$36,614	$(5,548)	$66,101	$19,264	$(8,917)	$23,895	$39,727	$51,297	$58,708	$76,914

IFO margin	4.9%	(0.7)%	8.1%	2.8%	(1.6)%	4.4%	7.7%	11.8%	14.0%	17.4%
Equity earnings (loss) — pretax	$—	$—	$—	$1,986	$(4,100)	$(1,435)	$4,429	$6,379	$6,384	$12,016
Other income (expense) (e) (f)	$4,053	$1,119	$8,778	$(3,236)	$2,567	$2,369	$3,484	$(12,740)	$3,500	$3,765
Earnings (loss) before interest and income taxes after non-controlling interest (EBIT) (e) (f)	$40,667	$(4,429)	$74,879	$17,948	$(10,484)	$24,829	$47,640	$44,936	$68,592	$92,695

EBIT margin	5.4%	(0.5)%	9.2%	2.6%	(1.8)%	4.6%	9.3%	10.4%	16.3%	21.0%
Interest expense (h)	$66,705	$69,720	$65,888	$46,594	$15,255	$13,049	$13,436	$8,263	$9,360	$12,216
(Loss) income before income taxes (e) (f) (h)	$(26,038)	$(74,149)	$8,991	$(28,580)	$(25,705)	$11,780	$34,204	$36,673	$59,232	$80,479
Provision (benefit) for income taxes	$2,750	$6,314	$11,298	$(7,747)	$(6,384)	$3,528	$5,131	$8,618	$19,840	$33,613
Effective tax rate	(10.6)%	(8.5)%	125.7%	27.1%	24.8%	30.0%	15.0%	23.5%	33.5%	41.8%
Net (loss) income (b) (e) (f) (h)	$(28,788)	$(80,463)	$(2,307)	$(20,899)	$(19,355)	$8,252	$29,073	$28,055	$39,392	$46,866
Net income margin	(3.8)%	(9.9)%	(0.3)%	(3.0)%	(3.4)%	1.5%	5.7%	6.5%	9.4%	10.6%
Per-Share Amounts:
Diluted net (loss) income (b) (e) (f) (h)	$(1.90)	$(5.48)	$(0.16)	$(1.47)	$(1.39)	$0.60	$2.11	$1.82	$2.53	$3.01
Dividends paid	$0.00	$0.10	$0.10	$0.10	$0.40	$0.40	$0.40	$0.30	$0.30	$0.30
Other Information:
EBIT	$40,667	$(4,429)	$74,879	$17,948	$(10,484)	$24,829	$47,640	$44,936	$68,592	$92,695
Depreciation & amortization (b)	$43,166	$44,430	$41,572	$35,556	$32,217	$29,505	$28,109	$19,143	$18,843	$18,352

EBITDA (c) (e) (f)	$83,833	$40,001	$116,451	$53,504	$21,733	$54,334	$75,749	$64,079	$87,435	$111,047

EBITDA margin	11.2%	4.9%	14.3%	7.8%	3.8%	10.0%	14.7%	14.8%	20.8%	25.1%
Adjusted EBITDA (c) (i)	$90,141	$85,238	$116,451	$74,041	$48,969	$68,853	$75,749	$77,713	$87,435	$111,047
Adjusted EBITDA margin	12.0%	10.5%	14.3%	10.7%	8.6%	12.6%	14.7%	17.9%	20.8%	25.1%
Employees	6,857	7,306	7,442	7,156	3,563	3,808	3,838	3,837	3,218	3,270
Balance Sheet Data:
Total assets	$794,813	$821,554	$899,471	$878,131	$595,784	$578,204	$551,116	$524,527	$468,082	$446,707
Total liabilities	$861,720	$879,443	$806,356	$790,281	$476,179	$434,641	$411,259	$384,309	$302,717	$313,436
Working Capital (a)	$167,601	$206,886	$213,819	$200,060	$162,426	$160,265	$150,999	$133,301	$114,421	$135,837
% of net sales(g)	22.4%	25.5%	26.3%	26.2%	28.6%	29.4%	29.4%	30.7%	27.3%	30.7%
Total borrowings — net	$515,239	$550,257	$496,634	$491,232	$261,679	$225,372	$230,933	$191,178	$148,032	$161,404
Cash Flow Data:
Net cash provided by (used in) operating activities	$102,148	$(1,040)	$51,457	$54,858	$38,113	$42,750	$29,210	$55,001	$52,930	$37,423

Year end December, 31	2009(e)	2008(e)	2007	2006 (e) (h)	2005 (e)	2004 (e)	2003	2002 (b) (f)	2001	2000

Capital expenditures	$17,005	$45,717	$43,121	$73,598	$44,270	$40,482	$25,718	$17,535	$36,863	$18,621
Acquisitions and related costs	$—	$—	$—	$78,434	$28,948	$—	$—	$62,046	$—	$—
Proceeds from asset sales and other	$265	$117	$8,213	$—	$212	$16,623	$897	$3,523	$(1,563)	$(63)
Dividends received from equity investments	$—	$—	$—	$—	$—	$980	$4,900	$4,659	$4,918	$2,940

Free cash flow (d)	$85,408	$(46,640)	$16,549	$(97,174)	$(34,893)	$19,871	$9,289	$(16,398)	$19,422	$21,679

Shares repurchased	$—	$—	$—	$—	$—	$—	$38,918	$26,837	$1,229	$4,053
Dividends paid	$—	$1,466	$1,446	$1,417	$5,536	$5,481	$5,506	$4,574	$4,588	$4,569

(a)	Defined as net accounts receivable plus net inventory less accounts payable.

(b)	Effective January 1, 2002, we adopted SFAS 142, “Goodwill and Other Intangible Assets.” The requirements of SFAS 142 have been incorporated in FASB ASC Topic 350, “Intangibles — Goodwill and Other.” Includes $705 and $261 in 2009 and 2008, respectively, of depreciation expense included in special charges disclosed in note 7 to the Consolidated Financial Statements.

(c)	We believe that EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization), non-GAAP financial measures, are useful metrics for evaluating our financial performance, as they are measures that we use internally to assess performance.

(d)	We believe that Free Cash Flow (net cash provided by (used in) operating activities, less capital expenditures and acquisition & related costs, plus proceeds from asset sales and other, and dividends received from equity investments), is a useful metric for evaluating our financial performance, as it is the measure that we use internally to assess performance.

(e)	Includes special charges of $3,823 and $45,498 in 2009 and 2008, respectively and is disclosed in note 7 to the Consolidated Financial Statements. We incurred $18,492 in 2006 for our restructuring of Crisa, our capacity realignment and closure of our City of Industry, California facility and North American salaried workforce reduction program. We incurred $27,236 in 2005 for our capacity realignment and closure of our City of Industry, California facility, the North American salaried workforce reduction program and the Syracuse China asset impairment. We incurred $14,519 in 2004 for our capacity realignment and closure of our City of Industry, California facility.

(f)	2002, includes $13,634 of expenses related to an abandoned acquisition.

(g)	The 2006 calculations include Crisa pro forma net sales for 2006.

(h)	Interest expense includes a special charge of $2,700 in 2009 as disclosed in note 7 to the Consolidated Financial Statements. Interest expense includes a special charge of $4,906 in 2006 to write off unamortized finance fees related to debt that we refinanced.

(i)	Excludes pension settlement charges of $3,190 and $2,045 in 2009 and 2006, respectively, special charges discussed in footnotes (b) and (e) above and expenses related to an abandoned acquisition discussed in footnote (f) above.