Form 10-K, Exhibit 13
period 2010-12-31
LIBBEY INC
filed 2011-03-14
CIK 902274

EXHIBIT 13.1
Selected Financial Information included in Registrant’s 2010 Annual Report to Shareholders
Dollars in thousands, except per-share amounts

Year end December, 31	2010 (e)	2009 (b) (e) (h)	2008 (b) (e)	2007	2006 (e) (h)	2005 (e)	2004 (e)	2003	2002 (f)	2001

Operating Results:
Net sales	$799,794	$748,635	$810,207	$814,160	$689,480	$568,133	$544,767	$513,632	$433,761	$419,594
Gross profit (e)	$168,013	$133,145	$109,337	$157,669	$123,164	$86,542	$100,462	$108,206	$107,928	$114,424

Gross profit margin	21.0%	17.8%	13.5%	19.4%	17.9%	15.2%	18.4%	21.1%	24.9%	27.3%
Selling, general and administrative expenses	$97,390	$94,900	$88,451	$91,568	$87,566	$71,535	$68,574	$68,479	$56,631	$55,716
Impairment of goodwill and other intangible assets (e)	$—	$—	$11,890	$—	$—	$9,179	$—	$—	$—	$—
Income (loss) from operations (IFO) (e)	$68,821	$36,614	$(5,548)	$66,101	$19,264	$(8,917)	$23,895	$39,727	$51,297	$58,708

IFO margin	8.6%	4.9%	(0.7)%	8.1%	2.8%	(1.6)%	4.4%	7.7%	11.8%	14.0%
Equity earnings (loss) — pretax	$—	$—	$—	$—	$1,986	$(4,100)	$(1,435)	$4,429	$6,379	$6,384
Other income (expense) (e) (f) (j)	$58,018	$4,053	$1,119	$8,778	$(3,236)	$2,567	$2,369	$3,484	$(12,740)	$3,500
Earnings (loss) before interest and income taxes after non-controlling interest (EBIT) (e) (f) (j)	$126,839	$40,667	$(4,429)	$74,879	$17,948	$(10,484)	$24,829	$47,640	$44,936	$68,592

EBIT margin	15.9%	5.4%	(0.5)%	9.2%	2.6%	(1.8)%	4.6%	9.3%	10.4%	16.3%
Interest expense (h)	$45,171	$66,705	$69,720	$65,888	$46,594	$15,255	$13,049	$13,436	$8,263	$9,360
Income (loss) before income taxes (e) (f) (h) (j)	$81,668	$(26,038)	$(74,149)	$8,991	$(28,580)	$(25,705)	$11,780	$34,204	$36,673	$59,232
Provision (benefit) for income taxes	$11,582	$2,750	$6,314	$11,298	$(7,747)	$(6,384)	$3,528	$5,131	$8,618	$19,840
Effective tax rate	14.2%	(10.6)%	(8.5)%	125.7%	27.1%	24.8%	30.0%	15.0%	23.5%	33.5%
Net income (loss) (b) (e) (f) (h) (j)	$70,086	$(28,788)	$(80,463)	$(2,307)	$(20,899)	$(19,355)	$8,252	$29,073	$28,055	$39,392
Net income margin	8.8%	(3.8)%	(9.9)%	(0.3)%	(3.0)%	(3.4)%	1.5%	5.7%	6.5%	9.4%
Per-Share Amounts:
Diluted net income (loss) (b) (e) (f) (h) (j)	$3.51	$(1.90)	$(5.48)	$(0.16)	$(1.47)	$(1.39)	$0.60	$2.11	$1.82	$2.53
Dividends paid	$0.00	$0.00	$0.10	$0.10	$0.10	$0.40	$0.40	$0.40	$0.30	$0.30
Other Information:
EBIT	$126,839	$40,667	$(4,429)	$74,879	$17,948	$(10,484)	$24,829	$47,640	$44,936	$68,592
Depreciation & amortization (b)	$41,115	$43,166	$44,430	$41,572	$35,556	$32,217	$29,505	$28,109	$19,143	$18,843

EBITDA (c) (e) (f) (j)	$167,954	$83,833	$40,001	$116,451	$53,504	$21,733	$54,334	$75,749	$64,079	$87,435

EBITDA margin	21.0%	11.2%	4.9%	14.3%	7.8%	3.8%	10.0%	14.7%	14.8%	20.8%
Adjusted EBITDA (c) (i)	$114,958	$90,141	$85,238	$116,451	$74,041	$48,969	$68,853	$75,749	$77,713	$87,435
Adjusted EBITDA margin	14.4%	12.0%	10.5%	14.3%	10.7%	8.6%	12.6%	14.7%	17.9%	20.8%
Employees	7,005	6,857	7,306	7,442	7,156	3,563	3,808	3,838	3,837	3,218
Balance Sheet Data:
Total assets	$818,971	$791,514	$818,407	$897,970	$876,976	$595,784	$578,204	$551,116	$524,527	$468,082
Total liabilities	$807,705	$858,421	$876,296	$804,855	$789,126	$476,179	$434,641	$411,259	$384,309	$302,717
Working Capital (a)	$181,152	$170,900	$210,033	$215,320	$201,215	$162,426	$160,265	$150,999	$133,301	$114,421
% of net sales (g)	22.6%	22.8%	25.9%	26.4%	29.2%	28.6%	29.4%	29.4%	30.7%	27.3%
Total borrowings — net	$447,125	$515,239	$550,257	$496,634	$491,232	$261,679	$225,372	$230,933	$191,178	$148,032

Year end December, 31	2010 (e)	2009 (b) (e) (h)	2008 (b) (e)	2007	2006 (e) (h)	2005 (e)	2004 (e)	2003	2002 (f)	2001

Cash Flow Data:
Net cash provided by (used in) operating activities	$47,699	$102,148	$(1,040)	$51,457	$54,858	$38,113	$42,750	$29,210	$55,001	$52,930
Capital expenditures	$28,247	$17,005	$45,717	$43,121	$73,598	$44,270	$40,482	$25,718	$17,535	$36,863
Acquisitions and related costs	$—	$—	$—	$—	$78,434	$28,948	$—	$—	$62,046	$—
Proceeds from asset sales and other	$—	$265	$117	$8,213	$—	$212	$16,623	$897	$3,523	$(1,563)
Dividends received from equity investments	$—	$—	$—	$—	$—	$—	$980	$4,900	$4,659	$4,918
Payment of interest on New PIK Notes	$29,400	$—	$—	$—	$—	$—	$—	$—	$—	$—

Free Cash Flow (d)	$48,852	$85,408	$(46,640)	$16,549	$(97,174)	$(34,893)	$19,871	$9,289	$(16,398)	$19,422

Shares repurchased	$—	$—	$—	$—	$—	$—	$—	$38,918	$26,837	$1,229
Dividends paid	$—	$—	$1,466	$1,446	$1,417	$5,536	$5,481	$5,506	$4,574	$4,588

(a)	Defined as net accounts receivable plus net inventory less accounts payable.

(b)	Includes $705 and $261 in 2009 and 2008, respectively, of depreciation expense included in special charges disclosed in note 7 to the Consolidated Financial Statements.

(c)	We believe that EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization), non-GAAP financial measures, are useful metrics for evaluating our financial performance, as they are measures that we use internally to assess performance.

(d)	We believe that Free Cash Flow (net cash provided by (used in) operating activities, less capital expenditures and acquisition & related costs, plus proceeds from asset sales and other, plus dividends received from equity investments and payment of interest on New PIK Notes), is a useful metric for evaluating our financial performance, as it is the measure that we use internally to assess performance.

(e)	Includes special charges of $5,194, $3,823 and $45,498 in 2010, 2009 and 2008, respectively and is disclosed in note 7 to the Consolidated Financial Statements. We incurred $18,492 in 2006 for our restructuring of Crisa, our capacity realignment and closure of our City of Industry, California facility and North American salaried workforce reduction program. We incurred $27,236 in 2005 for our capacity realignment and closure of our City of Industry, California facility, the North American salaried workforce reduction program and the Syracuse China asset impairment. We incurred $14,519 in 2004 for our capacity realignment and closure of our City of Industry, California facility.

(f)	2002, includes $13,634 of expenses related to an abandoned acquisition.

(g)	The 2006 calculations include Crisa pro forma net sales for 2006.

(h)	Interest expense includes a special charge of $2,700 in 2009 as disclosed in note 7 to the Consolidated Financial Statements. Interest expense includes a special charge of $4,906 in 2006 to write off unamortized finance fees related to debt that we refinanced.

(i)	Excludes$945 insurance recovery and $1,047 of fees related to a secondary stock offering in 2010, pension settlement charges of $3,190 and $2,045 in 2009 and 2006, respectively, special charges discussed in footnotes (b) and (e) above, a gain on redemption of debt discussed in footnote (j) below and expenses related to an abandoned acquisition discussed in footnote (f) above.

(j)	Includes $58,292 for gain on redemption of debt in 2010.