Form 10-K, Exhibit 13
period 2011-12-31
LIBBEY INC
filed 2012-03-14
CIK 902274

EXHIBIT 13.1

Selected Financial Information included in Registrant’s 2011 Annual Report to Shareholders

Dollars in thousands, except per-share amounts	2011(e) (f)	2010(e) (f)	2009(b)(e)	2008(b)(e)	2007
Operating Results:
Net sales	$817,056	$799,794	$748,635	$810,207	$814,160
Gross profit (b) (e)	$168,739	$168,013	$133,145	$109,337	$157,669
Gross profit margin	20.7%	21.0%	17.8%	13.5%	19.4%
Selling, general and administrative expenses	$105,545	$97,390	$94,900	$88,451	$91,568
Impairment of goodwill and other intangible assets	$—	$—	$—	$11,890	$—
Income (loss) from operations (IFO) (b) (e)	$63,475	$68,821	$36,614	$(5,548)	$66,101
IFO margin	7.8%	8.6%	4.9%	(0.7)%	8.1%
Other income (e) (f)	$5,228	$58,018	$4,053	$1,119	$8,778
Earnings (loss) before interest and income taxes (EBIT) (b) (e) (f)	$68,703	$126,839	$40,667	$(4,429)	$74,879
EBIT margin	8.4%	15.9%	5.4%	(0.5)%	9.2%
Interest expense (g)	$43,419	$45,171	$66,705	$69,720	$65,888
Income (loss) before income taxes (b) (e) (f) (g)	$25,284	$81,668	$(26,038)	$(74,149)	$8,991
Provision for income taxes	$1,643	$11,582	$2,750	$6,314	$11,298
Effective tax rate	6.5%	14.2%	(10.6)%	(8.5)%	125.7%
Net income (loss) (b) (e) (f) (g)	$23,641	$70,086	$(28,788)	$(80,463)	$(2,307)
Net income margin	2.9%	8.8%	(3.8)%	(9.9)%	(0.3)%

Per-Share Amounts:
Diluted net income (loss)(b) (e) (f) (g)	$1.14	$3.51	$(1.90)	$(5.48)	$(0.16)
Dividends paid	$—	$—	$—	$0.10	$0.10

Other Information:
EBIT	$68,703	$126,839	$40,667	$(4,429)	$74,879
Depreciation & amortization (b)	$42,188	$41,115	$43,166	$44,430	$41,572
EBITDA (c) (e) (f)	$110,891	$167,954	$83,833	$40,001	$116,451
EBITDA margin	13.6%	21.0%	11.2%	4.9%	14.3%
Adjusted EBITDA (c) (h)	$113,089	$114,958	$90,141	$85,238	$116,451
Adjusted EBITDA margin	13.8%	14.4%	12.0%	10.5%	14.3%

Employees	6,907	7,005	6,857	7,306	7,442

Balance Sheet Data:
Total assets	$790,151	$818,971	$791,514	$818,407	$897,970
Total liabilities	$762,371	$807,705	$858,421	$876,296	$804,855
Working Capital (a)	$175,145	$181,152	$170,900	$210,033	$215,320
% of net sales	21.4%	22.6%	22.8%	25.9%	26.4%
Total borrowings - net	$397,360	$447,125	$515,239	$550,257	$496,634

Cash Flow Data:
Net cash provided by (used in) operating activities	$55,351	$47,699	$102,148	$(1,040)	$51,457
Capital expenditures	$41,420	$28,247	$17,005	$45,717	$43,121
Proceeds from asset sales and other	$17,700	$—	$265	$117	$8,213
Payment of interest on New PIK Notes	$—	$29,400	$—	$—	$—
Free Cash Flow (d)	$31,631	$48,852	$85,408	$(46,640)	$16,549
Dividends paid	$—	$—	$—	$1,466	$1,446
___________________

(a)	Defined as net accounts receivable plus net inventory less accounts payable.
(b)	Includes $705 and $261 in 2009 and 2008, respectively, of depreciation expense included in restructuring charges disclosed in note 7 to the Consolidated Financial Statements.
(c)
We believe that EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization), non-GAAP financial measures, are useful metrics for evaluating our financial performance, as they are measures that we use internally to assess performance.

(d)
We believe that Free Cash Flow (net cash provided by (used in) operating activities, less capital expenditures, plus proceeds from asset sales and other and payment of interest on New PIK Notes), is a useful metric for evaluating our financial performance, as it is the measure that we use internally to assess performance.

(e)
Includes special charges of $2,431, $6,241 and $3,823 in 2011, 2010 and 2009, respectively and disclosed in notes 5, 6, 7 and 18 to the Consolidated Financial Statements. In 2011, we also incurred charges of $2,722 for CEO transition expenses and $1,105 for severance. In 2010, we also received a $945 insurance recovery. In 2009, we also incurred pension settlement charges of $3,190. In 2008, we incurred $29,127 related to the closure of our Syracuse, New York manufacturing facility and our Mira Loma, California, distribution center, $4,481 related fixed asset write-downs of unutilized assets and $11,890 related to goodwill and intangible impairment charges.

(f)
Includes gain of $6,863 on the sale of land at our Libbey Holland facility and sale of substantially all of the assets of Traex in 2011. Also includes $(2,803) and $58,292 for (loss) gain on redemption of debt in 2011 and 2010, respectively.

(g)	Interest expense includes a special charge of $2,700 in 2009 to write off finance fees incurred in connection with the exchange of the old PIK Notes.
(h)	Excludes items noted in (e) and (f) above.