Form 10-K, Exhibit 13
period 2012-12-31
LIBBEY INC
filed 2013-03-18
CIK 902274

EXHIBIT 13.1

Selected Financial Information included in Registrant’s 2012 Annual Report to Shareholders.

Dollars in thousands, except per-share amounts	2012(e) (f)	2011(e) (f)	2010(e) (f)	2009(b)(e)	2008(b)(e)
Operating Results:
Net sales	$825,287	$817,056	$799,794	$748,635	$810,207
Gross profit (b) (e)	$195,185	$168,739	$168,013	$133,145	$109,337
Gross profit margin	23.7%	20.7%	21.0%	17.8%	13.5%
Selling, general and administrative expenses	$113,896	$105,545	$97,390	$94,900	$88,451
Impairment of goodwill and other intangible assets	$—	$—	$—	$—	$11,890
Income (loss) from operations (IFO) (b) (e)	$81,289	$63,475	$68,821	$36,614	$(5,548)
IFO margin	9.8%	7.8%	8.6%	4.9%	(0.7)%
Other income (expense) (e) (f)	$(30,887)	$5,228	$58,018	$4,053	$1,119
Earnings (loss) before interest and income taxes (EBIT) (b) (e) (f)	$50,402	$68,703	$126,839	$40,667	$(4,429)
EBIT margin	6.1%	8.4%	15.9%	5.4%	(0.5)%
Interest expense (g)	$37,727	$43,419	$45,171	$66,705	$69,720
Income (loss) before income taxes (b) (e) (f) (g)	$12,675	$25,284	$81,668	$(26,038)	$(74,149)
Provision for income taxes	$5,709	$1,643	$11,582	$2,750	$6,314
Effective tax rate	45.0%	6.5%	14.2%	(10.6)%	(8.5)%
Net income (loss) (b) (e) (f) (g)	$6,966	$23,641	$70,086	$(28,788)	$(80,463)
Net income margin	0.8%	2.9%	8.8%	(3.8)%	(9.9)%

Per-Share Amounts:
Diluted net income (loss)(b) (e) (f) (g)	$0.33	$1.14	$3.51	$(1.90)	$(5.48)
Dividends paid	$—	$—	$—	$—	$0.10

Other Information:
EBIT	$50,402	$68,703	$126,839	$40,667	$(4,429)
Depreciation & amortization (b)	$41,471	$42,188	$41,115	$43,166	$44,430
EBITDA (c) (e) (f)	$91,873	$110,891	$167,954	$83,833	$40,001
EBITDA margin	11.1%	13.6%	21.0%	11.2%	4.9%
Adjusted EBITDA (c) (h)	$132,404	$113,089	$114,958	$90,141	$85,238
Adjusted EBITDA margin	16.0%	13.8%	14.4%	12.0%	10.5%

Employees	6,663	6,907	7,005	6,857	7,306

Balance Sheet Data:
Total assets	$802,176	$799,569	$818,971	$791,514	$818,407
Total liabilities	$777,700	$771,789	$807,705	$858,421	$876,296
Working Capital (a)	$172,687	$175,145	$181,152	$170,900	$210,033
% of net sales	20.9%	21.4%	22.6%	22.8%	25.9%
Total borrowings - net	$466,467	$397,360	$447,125	$515,239	$550,257

Cash Flow Data:
Net cash provided by (used in) operating activities	$8,497	$55,351	$47,699	$102,148	$(1,040)
Capital expenditures	$32,720	$41,420	$28,247	$17,005	$45,717
Proceeds from asset sales and other	$647	$17,700	$—	$265	$117
Payment of interest on New PIK Notes	$—	$—	$29,400	$—	$—
Free Cash Flow (d)	$(23,576)	$31,631	$48,852	$85,408	$(46,640)
Dividends paid	$—	$—	$—	$—	$1,466
___________________

(a)	Defined as net accounts receivable plus net inventory less accounts payable.
(b)	Includes $705 and $261 in 2009 and 2008, respectively, of increased depreciation expense included in restructuring charges relating to the Syracuse, New York manufacturing facility closure.
(c)
We believe that EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization), non-GAAP financial measures, are useful metrics for evaluating our financial performance, as they are measures that we use internally to assess performance.

(d)
We believe that Free Cash Flow [net cash provided by (used in) operating activities, less capital expenditures, plus proceeds from asset sales and other and payment of interest on New PIK Notes]), is a useful metric for evaluating our financial performance, as it is the measure that we use internally to assess performance.

(e)
Includes special charges of $4,306, $2,431 and $6,241 in 2012, 2011 and 2010, respectively and disclosed in notes 5, 6, 7, 9 and 18 to the Consolidated Financial Statements. In 2012, we also incurred charges of $5,150 for severance. In 2011, we also incurred charges of $2,722 for CEO transition expenses and $1,105 for severance. In 2010, we also received a $945 insurance recovery. In 2009, we incurred $3,823 related to the closure of Syracuse, New York, manufacturing facility, our Mira Loma, California, distribution center and the decorating operations at our Shreveport, Louisiana, manufacturing facility and $3,190 in pension settlement charges. In 2008, we incurred $29,127 related to the closure of our Syracuse, New York, manufacturing facility and our Mira Loma, California, distribution center, $4,481 related fixed asset write-downs of unutilized assets and $11,890 related to goodwill and intangible impairment charges.

(f)
Includes $(31,075), $(2,803) and $58,292 for (loss) gain on redemption of debt in 2012, 2011 and 2010, respectively. Also, includes gain of $6,863 on the sale of land at our Libbey Holland facility and sale of substantially all of the assets of Traex in 2011.

(g)	Interest expense includes a special charge of $2,700 in 2009 to write off finance fees incurred in connection with the exchange of the old PIK Notes.
(h)	Excludes items noted in (e) and (f) above.