Form 10-K, Exhibit 13
period 2014-12-31
LIBBEY INC
filed 2015-03-13
CIK 902274

EXHIBIT 13.1

Selected Financial Information included in Registrant’s 2014 Annual Report to Shareholders.

Dollars in thousands, except per-share amounts	2014(e) (f)	2013(b) (e) (f)	2012(e) (f)	2011(e) (f)	2010(e) (f)
Operating Results:
Net sales	$852,492	$818,811	$825,287	$817,056	$799,794
Gross profit (b) (e)	$203,145	$189,417	$195,185	$168,739	$168,013
Gross profit margin	23.8%	23.1%	23.7%	20.7%	21.0%
Selling, general and administrative expenses	$121,909	$109,981	$113,896	$105,545	$97,390
Income from operations (IFO) (b) (e)	$81,236	$74,577	$81,289	$63,475	$68,821
IFO margin	9.5%	9.1%	9.8%	7.8%	8.6%
Other income (expense) (e) (f)	$(44,840)	$(871)	$(30,887)	$5,228	$58,018
Earnings before interest and income taxes (EBIT) (b) (e) (f)	$36,396	$73,706	$50,402	$68,703	$126,839
EBIT margin	4.3%	9.0%	6.1%	8.4%	15.9%
Interest expense	$22,866	$32,006	$37,727	$43,419	$45,171
Income before income taxes (b) (e) (f)	$13,530	$41,700	$12,675	$25,284	$81,668
Provision for income taxes	$8,567	$13,241	$5,709	$1,643	$11,582
Effective tax rate	63.3%	31.8%	45.0%	6.5%	14.2%
Net income (b) (e) (f)	$4,963	$28,459	$6,966	$23,641	$70,086
Net income margin	0.6%	3.5%	0.8%	2.9%	8.8%

Per-Share Amounts:
Diluted net income (b) (e) (f)	$0.22	$1.31	$0.33	$1.14	$3.51
Dividends declared	$—	$—	$—	$—	$—

Other Information:
EBIT	$36,396	$73,706	$50,402	$68,703	$126,839
Depreciation & amortization (b)	$40,388	$43,969	$41,471	$42,188	$41,115
EBITDA (c) (e) (f)	$76,784	$117,675	$91,873	$110,891	$167,954
EBITDA margin	9.0%	14.4%	11.1%	13.6%	21.0%
Adjusted EBITDA (c) (g)	$123,389	$135,317	$132,139	$112,805	$115,813
Adjusted EBITDA margin	14.5%	16.5%	16.0%	13.8%	14.5%

Employees	6,553	6,437	6,663	6,907	7,005

Balance Sheet Data:
Total assets	$828,930	$829,990	$802,176	$799,569	$818,971
Total liabilities	$751,476	$699,181	$777,700	$771,789	$807,705
Working Capital (a)	$178,449	$173,050	$172,687	$175,145	$181,152
% of net sales	20.9%	21.1%	20.9%	21.4%	22.6%
Total borrowings - net	$443,922	$411,903	$466,467	$397,360	$447,125

Cash Flow Data:
Net cash provided by operating activities	$81,871	$72,729	$8,497	$55,351	$47,699
Capital expenditures	$54,393	$49,407	$32,720	$41,420	$28,247
Proceeds from asset sales and other	$2,374	$81	$647	$17,700	$—
Payment of interest on PIK Notes	$—	$—	$—	$—	$29,400
Free Cash Flow (d)	$29,852	$23,403	$(23,576)	$31,631	$48,852
___________________

Note: Prior years have been revised to conform with the 2014 presentation.
(a)	Defined as net inventory plus net accounts receivable, excluding receivable on furnace malfunction insurance claim, less accounts payable.
(b)
Includes $1,699 in 2013 of depreciation expense included in restructuring charges related to the capacity realignment at our Shreveport, Louisiana manufacturing facility, net of $(166) depreciation related to our furnace malfunction in Toledo, Ohio.

(c)
We believe that EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization), non-GAAP financial measures, are useful metrics for evaluating our financial performance, as they are measures that we use internally to assess performance.

(d)
We believe that Free Cash Flow [net cash provided by operating activities, less capital expenditures, plus proceeds from asset sales and other and payment of interest on PIK Notes], is a useful metric for evaluating our financial performance, as it is the measure that we use internally to assess performance.

(e)
Includes special charges of $(2,708), $17,585 and $4,306 in 2014, 2013 and 2012, respectively and disclosed in notes 5, 7, 9, 12 and 18 to the Consolidated Financial Statements. In 2014, we also incurred a charge of $875 for executive retirement. In 2012, we also incurred charges of $5,150 for severance. In 2011, we incurred charges of $2,722 for CEO transition expenses, $1,105 for severance, $2,719 for abandoned property, $817 for write down of unutilized fixed assets in the Americas segment, $(1,021) credit from supplier in the Americas segment, and $(84) for restructuring charges. In 2010, we incurred $2,498 of restructuring charges related to the closure of Syracuse, New York, manufacturing facility, our Mira Loma, California, distribution center and the decorating operations at our Shreveport, Louisiana, manufacturing facility, $1,047 in equity offering fees, and a $2,696 write down of certain after-processing equipment within our EMEA segment, net of a $945 insurance claim recovery recorded in the Americas segment.

(f)
Includes $(47,191), $(2,518), $(31,075), $(2,803) and $58,292 for (loss) gain on redemption of debt in 2014, 2013, 2012, 2011 and 2010, respectively. It also includes $(1,247), $(916), $265, $284 and $(855) in 2014, 2013, 2012, 2011 and 2010, respectively, for income (expense) related to hedge ineffectiveness on our natural gas contracts and interest rate swap, as well as, mark-to-market adjustments on our natural gas contracts that have been de-designated and those for which we did not elect hedge accounting. In 2013, we incurred a net gain of $1,844 on a furnace malfunction at our Toledo, Ohio manufacturing facility. Also, 2011 includes a gain of $6,863 on the sale of land at our Libbey Holland facility and sale of substantially all of the assets of the Traex® plastics product line.

(g)	Excludes items noted in (e) and (f) above.